Exhibit 99.1

Intermolecular Reports Second Quarter 2019 Financial Results

SAN JOSE, Calif., August 8, 2019 -- Intermolecular, Inc. (Nasdaq: IMI), the trusted partner for advanced materials innovation, today reported results for its second quarter ended June 30, 2019.

Second Quarter of 2019 Financial Results

Revenue for the second quarter of 2019 was $4.6 million, a decrease of 31% from $6.7 million in the first quarter of 2019, and a decrease of 53% from $9.8 million in the same period a year ago. Program revenue was $4.5 million, a 30% decrease from $6.4 million in the first quarter of 2019, and a 52% decrease from $9.4 million in the same period a year ago.

Gross profit for the second quarter of 2019 was $3.2 million (69% of total revenue), a 34% decrease from $4.8 million (73% of total revenue) in the first quarter of 2019, and a 54% decrease from $6.9 million (71% of total revenue) in the same period a year ago.

Total operating expenses for the second quarter of 2019 were $8.7 million, an 18% increase from $7.4 million in the first quarter of 2019, and an increase of 30% compared to $6.7 million in the same period a year ago.

Net loss for the second quarter of 2019 totaled $(5.3) million, or $(0.11) per basic and diluted share, compared to net loss of $(2.3) million, or $(0.05) per basic and diluted share in the first quarter of 2019, and compared to net income of $0.5 million, or $0.01 per basic and diluted share in the same period a year ago.

Non-GAAP net loss, which excludes stock-based compensation expense, for the second quarter of 2019 totaled $(4.9) million, or $(0.10) per basic and diluted share, compared to non-GAAP net loss of $(1.8) million, or $(0.04) per basic and diluted share in the first quarter of 2019, and compared to non-GAAP net income of $0.7 million, or $0.01 per basic and diluted share in the same period a year ago.

Adjusted EBITDA for the second quarter of 2019 totaled $(4.6) million, compared to an adjusted EBITDA of $(1.3) million in the first quarter of 2019 and Adjusted EBITDA of $1.8 million in the same period a year ago.

Cash and investments totaled $23.9 million at the end of second quarter of 2019, a decrease of $3.5 million compared to $27.4 million at the end of first quarter of 2019. The company had no debt as of June 30, 2019.

Intermolecular reports revenue, cost of revenue, gross margin, operating income (loss), net income (loss) and earnings (loss) per share in accordance with U.S. generally accepted accounting principles (GAAP) and additionally on a non-GAAP basis. A reconciliation of the non-GAAP financial measures with the most directly comparable GAAP measures, as well as a description of the items excluded from the non-GAAP measures, is included in the financial statements portion of this press release. Please refer to “Reconciliation of GAAP to Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Loss to Non-GAAP Net Loss” below.

Agreement and Plan of Merger

Intermolecular will not hold an earnings call, nor provide forward guidance for the third quarter of fiscal year 2019, due to the previously announced proposed acquisition of Intermolecular by Merck KGaA, Darmstadt, Germany.

About Intermolecular, Inc.

Intermolecular® is the trusted partner for advanced materials innovation. Advanced materials are at the core of innovation in the 21st century for a wide range of industries including semiconductors, consumer electronics, automotive and aerospace. With its substantial materials expertise, accelerated learning and experimentation platform, and information and analytics infrastructure, Intermolecular has a ten-year track record helping leading companies accelerate and de-risk materials innovation. Learn more at www.intermolecular.com.

“Intermolecular” and the Intermolecular logo are registered trademarks; all rights reserved.

Non-GAAP Financial Measures

To supplement the financial data presented on a GAAP basis, we also disclose certain non-GAAP financial measures, which exclude the effect of stock-based compensation expense. These non-GAAP financial measures are not prepared in accordance with GAAP, do not serve as an alternative to GAAP and may be calculated differently than non-GAAP financial information disclosed by other companies. These results should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. We believe that our non-GAAP financial information provides useful information to management and investors regarding financial and business trends relating to our financial condition and results of operations because the non-GAAP measures exclude charges that management considers to be outside of Intermolecular's core operating results. We believe that the non-GAAP measures of revenue, cost of net revenue, gross profit, gross margin, operating (loss) income, net (loss) income, Adjusted EBITDA, earnings per share and net (loss) income per share, viewed in combination with our financial results calculated in accordance with GAAP, provide investors with additional perspective and a more meaningful understanding of our ongoing operating performance. In addition, management uses these non-GAAP measures to review and assess financial performance, to determine executive officer incentive compensation and to plan and forecast performance in future periods.

Investor Contact

Bill Roeschlein

Intermolecular, Inc.

Chief Financial Officer

bill.roeschlein@intermolecular.com

(408) 582-5415

Intermolecular, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts, Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Program revenue	$4,485	$9,365	$10,870	$18,621
Licensing and royalty revenue	133	437	399	856
Total revenue	4,618	9,802	11,269	19,477
Cost of revenue:
Cost of program revenue	1,437	2,856	3,255	6,231
Cost of licensing and royalty revenue	—	3	—	4
Total cost of revenue	1,437	2,859	3,255	6,235
Gross profit	3,181	6,943	8,014	13,242
Operating expenses:
Research and development	4,216	4,056	8,362	8,087
Sales and marketing	974	858	1,864	1,654
General and administrative	3,494	1,748	5,832	4,034
Total operating expenses	8,684	6,662	16,058	13,775
Income (loss) from operations	(5,503)	281	(8,044)	(533)
Other income (expenses), net
Interest income (expense), net	172	140	355	245
Other income (expense), net	(3)	75	93	162
Total other income (expense), net	169	215	448	407
Income (loss) before provision for income taxes	(5,334)	496	(7,596)	(126)
Provision for income taxes	-	-	-	1
Net income (loss)	$(5,334)	$496	$(7,596)	$(127)
Earnings (loss) per share:
Basic	$(0.11)	$0.01	$(0.15)	$(0.00)
Diluted	$(0.11)	$0.01	$(0.15)	$(0.00)
Weighted-average number of shares used in computing earnings (loss) per share:
Basic	49,758,224	49,672,739	49,757,917	49,627,584
Diluted	49,758,224	50,059,639	49,757,917	49,627,584

Intermolecular, Inc.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	As of June 30, 2019	As of December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$2,160	$8,351
Short-term investments	21,753	22,098
Total cash, cash equivalents and short-term investments	23,913	30,449
Accounts receivable	1,941	3,349
Prepaid expenses and other current assets	1,004	936
Total current assets	26,858	34,734
Materials inventory	2,375	2,638
Property and equipment, net	2,809	3,432
Intangible assets, net	1,892	2,075
Right-of-use lease assets - operating	10,841	—
Other assets	503	514
Total assets	$45,278	$43,393

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$112	$760
Accrued liabilities	1,592	1,234
Accrued compensation and employee benefits	1,984	3,431
Current portion of lease obligation - operating	1,816	—
Deferred revenue	159	917
Total current liabilities	5,663	6,342
Deferred rent	—	2,667
Long term lease obligation - operating	11,832	—
Total liabilities	17,495	9,009
Stockholders’ equity:
Common stock	50	50
Additional paid-in capital	216,974	216,034
Accumulated other comprehensive income (loss)	28	(27)
Accumulated deficit	(189,269)	(181,673)
Total stockholders’ equity	27,783	34,384
Total liabilities and stockholders’ equity	$45,278	$43,393

Intermolecular, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands, Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(7,596)	$(127)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and accretion	1,123	2,693
Amortization expense - Right of use lease assets operating	787	—
Stock-based compensation	935	482
Loss on disposal of property and equipment	2	—
Changes in operating assets and liabilities:
Accounts receivable	1,408	4,074
Prepaid expenses and other assets	(57)	393
Materials inventory	291	(134)
Accounts payable	(520)	(750)
Accrued and other liabilities	(1,634)	(67)
Deferred revenue	(759)	(633)
Net cash (used in) provided by operating activities	(6,020)	5,931
Cash flows from investing activities:
Purchase of investments	(13,804)	(19,367)
Redemption of investments	14,202	12,010
Purchase of property and equipment	(574)	(489)
Net cash used in investing activities	(176)	(7,846)
Cash flows from financing activities:
Proceeds from exercise of common stock options	5	172
Net cash provided by financing activities	5	172
Net decrease in cash and cash equivalents	(6,191)	(1,743)
Cash and cash equivalents at beginning of period	8,351	6,090
Cash and cash equivalents at end of period	$2,160	$4,347

Intermolecular, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts and percentages, Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP cost of net revenue	$1,437	$2,859	$3,255	$6,235
Stock-based compensation expense (a)	(36)	(39)	(81)	(92)
Non-GAAP cost of net revenue	$1,401	$2,820	$3,174	$6,143
GAAP gross profit	$3,181	$6,943	$8,014	$13,242
Stock-based compensation expense (a)	36	39	81	92
Non-GAAP gross profit	$3,217	$6,982	$8,095	$13,334
As a percentage of net revenue:
GAAP gross margin	68.9%	70.8%	71.1%	68.0%
Non-GAAP gross margin	69.7%	71.2%	71.8%	68.5%
GAAP operating income (loss)	$(5,503)	$281	$(8,044)	$(533)
Stock-based compensation expense (a):
- Cost of net revenue	36	39	81	92
- Research and development	120	59	233	114
- Sales and marketing	57	21	110	51
- General and administrative	259	93	511	225
Non-GAAP operating income (loss)	$(5,031)	$493	$(7,109)	$(51)

GAAP net income (loss)	$(5,334)	$496	$(7,596)	$(127)
Stock-based compensation expense (a)	472	212	935	482
Non-GAAP net income (loss)	$(4,862)	$708	$(6,661)	$355

GAAP net income (loss)	$(5,334)	$496	$(7,596)	$(127)
Interest (income) expense, net	(172)	(140)	(355)	(245)
Provision for taxes	—	—	—	1
Depreciation, amortization, impairments and accretion	458	1,270	1,123	2,693
Stock-based compensation expense (a)	472	212	935	482
Adjusted EBITDA	$(4,576)	$1,838	$(5,893)	$2,804

Shares used in computing basic and diluted earnings per share:
Basic	49,758,224	49,672,739	49,757,917	49,627,584
Diluted	49,758,224	50,059,639	49,757,917	49,627,584
GAAP earnings (loss) per share:
Basic	$(0.11)	$0.01	$(0.15)	$(0.00)
Diluted	$(0.11)	$0.01	$(0.15)	$(0.00)
Non-GAAP earnings (loss) per share:
Basic	$(0.10)	$0.01	$(0.13)	$0.01
Diluted	$(0.10)	$0.01	$(0.13)	$0.01

(a)

Stock-based compensation reflects expense recorded relating to stock-based awards. The Company excludes this item when it evaluates the continuing operational performance of the Company, as management believes this provides it a meaningful understanding of its core operating performance.